Exhibit 3.1
Amendments to Articles of Incorporation
     Articles One through Ten of the Restated Articles of Incorporation of Clear Channel Communications, Inc. shall be deleted as of the effective time of the merger and replaced in their entirety with the following paragraphs 1 through 15:
     1. Name. The name of this corporation is Clear Channel Communications, Inc.
     2. Duration. The period of duration of this corporation is perpetual.
     3. Registered Office. The registered office of this corporation in the State of Texas is located at 701 Brazos Street, Suite 1050, Austin, Texas 78701. The name of its registered agent at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.
     4. Purpose. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Corporation Act.
     5. Stock. The total number of shares of stock that this corporation shall have authority to issue is 500,000,000 shares of Common Stock, $0.001 par value per share. Each share of Common Stock shall be entitled to one vote.
     6. Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote and by the affirmative vote of a majority of the shares of such class or series, voting separately as a class or series.
     7. Directors. The names and addresses of the persons who are serving as directors until the next annual meeting of the shareholders, or until their successors shall have been elected and qualify, are:

Name	Addresses

John Connaughton	c/o Bain Capital Partners, LLC 111 Huntington Avenue Boston, Massachusetts 02199

Scott M. Sperling	c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, Massachusetts 02110
     8. Election of Directors. The election of directors need not be by written ballot unless the by-laws shall so require.

     9. Authority of Directors. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the shareholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.
     10. Liability of Directors. A director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Texas Business Corporation Act as in effect at the time such liability is determined. No amendment or repeal of this paragraph 10 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     11. Indemnification. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Texas, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, venturer, proprietor, trustee, employee, administrator or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or shareholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this paragraph 11 shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.
     12. Records. The books of this corporation may (subject to any statutory requirements) be kept outside the State of Texas as may be designated by the board of directors or in the by-laws of this corporation.
     13. Meeting of Shareholders of Certain Classes. If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the shareholders of such class must be taken at an annual or special meeting of shareholders and may not be taken by written consent.

     14. Renunciation of Business Opportunities Doctrine. To the maximum extent permitted from time to time under the law of the State of Texas, this corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or shareholders, other than those officers, directors or shareholders who are employees of this corporation. No amendment or repeal of this paragraph 14 shall apply to or have any effect on the liability or alleged liability of any officer, director or shareholder of the corporation for or with respect to any opportunities of which such officer, director or shareholder becomes aware prior to such amendment or repeal.
     15. Opt Out of TBCA 13.03. This corporation shall not be governed by Article 13.03 of the Texas Business Corporation Act.